AMENDMENT NO. 1
TO PRINCIPAL UNDERWRITER AND DISTRIBUTION AGREEMENT

This amendment is entered into as of February 9, 2026, by and between ATHENE ANNUITY & LIFE ASSURANCE COMPANY OF NEW YORK (“AANY”), a life insurance company organized under the laws of the State of New York, and ATHENE SECURITIES, LLC (the “Distributor”), a limited liability company organized under the laws of the State of Iowa.

AANY and Distributor entered into an Principal Underwriter and Distribution Agreement effective as of March 13, 2025 (the “Agreement”).

AANY and Distributor wish to amend the Agreement to include an additional Contract.

Therefore, AANY and Distributor hereby agree to amend the Agreement as follows:

1.    Amendment to Schedule A. Schedule A of the Agreement is hereby amended by replacing that schedule in its entirety with the attached new “Schedule A.”

2.    No Other Amendments. Except as amended and modified in this amendment, all terms and conditions of the original Agreement remain in full force and effect.

The parties are signing this amendment as of the date stated in the introductory paragraph.

Athene Annuity & Life Assurance Company of New York	Athene Securities, LLC
By:_/s/ Michael Downing________________	By:_/s/ Chad Batterson_______________
Name: Michael Downing_________________	Name: Chad Batterson_______________
Title: Co-President & Chief Operating Officer	Title: President_____________________

SCHEDULE A
As of: February 9, 2026

1.Athene Amplify 2.0 NF –Single Purchase Payment Index-Linked Deferred Separate Account Annuity Contract
2.Athene Amplify 3.0 NY – Single Purchase Payment Index-Linked Deferred Separate Account Annuity Contract